SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

From time to time, the Strategic Organizing Center may make the following communications, or substantially similar variations thereon, to shareholders of Starbucks Corporation via the Strategic Organizing Center’s social media channels and may refer to the attached article from the Financial Times.

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The @Financial Times recently covered our campaign at @Starbucks to improve oversight of the Company's human capital management approach by installing highly qualified directors - @Maria Echaveste, Hon. @Joshua Gotbaum and @Wilma Liebman. Read more here: https://bit.ly/SOCBoardroomBattle. #BrewABetterStarbucks

@Starbucks shareholders: Protect your investment by installing directors with fresh perspectives and the right expertise to help improve oversight and chart a better path for all Starbucks stakeholders. Vote for the SOC’s highly qualified nominees TODAY by calling (877) 285-5990. Visit www.BrewABetterStarbucks.com to learn more about our campaign. #BrewABetterStarbucks

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How unions are fighting a boardroom battle at Starbucks

Financial Times

By Ortenca Aliaj and Patrick Temple-West

January 24, 2024

An SEC rule change giving shareholders more power to exert influence threatens to shake up corporate governance in the US

There is a famous story about Starbucks that is often cited during discussions of governance: at board meetings, there is an empty chair to represent the interests of the coffee giant’s employees.

The idea was proposed by its former chief executive Howard Schultz to show that the company’s baristas have a symbolic seat at the table.

But that token gesture is on the verge of becoming a reality. A group of trade unions is mounting a serious proxy fight that could put a trio of directors on Starbucks’ board to be a voice for its rank and file.

It is a remarkable turn of events for the coffeemaker, which has long marketed itself as one of the most worker-friendly environments in corporate America.

Starbucks is famed for offering its workers the kind of benefits that are often out of reach for low-income employees in the service industry, such as college tuition, generous health insurance and stock options.

That goodwill has been tainted as Starbucks cracked down on unionisation efforts by its employees, which began two years ago in Buffalo, New York, with demands for better pay and more consistent shift patterns. The company denies union busting.

Now Starbucks is the target of an unprecedented attempt by trade unions to bring the fight directly to a company’s boardroom.

The challenger is not the brash, aggressive activist investor that typically wages these kinds of campaigns. It is a coalition of trade unions, the Strategic Organizing Center (SOC), seeking to address the “severe human capital mismanagement” it claims is hurting the company’s business.

For those reasons, the Starbucks boardroom battle is set to become one of the most closely watched on Wall Street.

“I do think this is the campaign we have been waiting for and worried about,” says one adviser to large public companies. “Single-issue activists advancing a social agenda.”

The showdown is the result of two forces that have converged in recent years. The first is a resurgent organised labour movement in America, riding a wave of success after Hollywood writers and actors secured new labour deals with studios while autoworkers went on strike at carmakers and ultimately won higher pay.

The other, more crucial, factor is a simplification of the esoteric rules that determine how public companies elect directors.

The Washington-based SOC, chaired by Mary Kay Henry, is a group that includes the 2mn-member Service Employees International Union. It has previously tackled businesses through shareholder proposals, non-binding petitions that religious groups and other activists use to agitate for change. But these can be easily shrugged off by corporate management.

Instead, the SOC is relying on an obscure rule change at the Securities and Exchange Commission (SEC) to pursue a shareholder activism campaign and put forward its own slate of nominees at the company’s annual meeting to be held on March 13.

For Wall Street, this has led to a war on two fronts. Not only must companies contend with challenges from the traditional hedge funds, which have long stalked their decision-making, they must also prepare themselves for proxy fights from outfits seeking to reshape their social agendas.

Disney, for example, is facing a conventional campaign led by activist investor Nelson Peltz as well as a more radical one from a smaller investor, with a minor stake, which has stormed in with its own board nominations.

There is a strong view within Disney that both are being driven by a backlash against so-called “woke” politics, after conservative politicians, including Florida governor Ron DeSantis, accused the company of pursuing a progressive social agenda.

What binds together the fights inside these two giants of corporate America, says one person close to the Disney campaign, is “these are proxy fights in name [but] they are ‘proxy proxy fights’ — battles for other challenges in the world”.

Either way, their respective outcomes suggests the beginning of a dramatic reshaping of public company corporate governance.

The seeds of the Starbucks showdown were planted in a windowless conference room in the basement of the SEC in February 2015.

The SEC’s investor advisory committee were meeting to discuss the consequences of amending US shareholder voting rules, after big pension funds such as the behemoth Calpers had pushed for changes to give more power to shareholders.

With Democrats in charge during the Obama administration, investors felt they had a receptive audience.

The speakers included David Katz, a partner at New York law firm Wachtell, Lipton, Rosen & Katz, which has a reputation for representing companies against shareholder activists. He sparred at the meeting with Charlie Penner, an activist investor who would become the mastermind behind Engine No. 1’s unprecedented victory at ExxonMobil in 2021.

Katz urged against rule changes that would permit so-called “universal proxy” voting. Shareholders at the time were unable to vote for a mixture of company nominees and activist nominees in contested elections unless they did so in person at the annual meeting. Otherwise, they would have to choose a full slate from one or the other.

However, universal proxy voting would allow shareholders to pick and choose board directors, the so-called à la carte option, without having to travel “around the country”, Calpers said.

Katz argued that if all board candidates appeared on a single ballot and it became easier to elect board directors, then there could be less incentive for activists to settle with companies. “I’m concerned about more fights, more contests, that’s a distraction,” he said.

Penner, then partner and chief legal officer at hedge fund Jana Partners, disagreed, arguing that adopting universal proxy would not create “a flood” of activism.

Ultimately, the SEC sided with the pension funds — though it would take until 2021, when Democrats were back in power after the Trump presidency, for universal proxy changes to be finalised.

Conservatives were aghast. Republican SEC commissioner Hester Peirce worried that it was too easy for frivolous activists to get board nominees on a company’s ballot. An investor passionate about issues involving bees, she argued, would have leverage to demand companies “put beehives on the roof of each office building”.

For those who advise companies how to defend against activism, the SOC’s campaign at Starbucks is vindication of prior warnings that universal proxy would turn boardroom challenges into the wild west.

“It’s exactly the type of scenario we had worried about when the rules were first proposed and finalised,” says one prominent shareholder advisory lawyer. “People thought defence advisers overhyped everything but this is the first real test case.”

Activism is now more easily accessible. Typically, activists who want to wield influence buy chunky stakes in public companies because it gives them more leverage when they are pushing for changes to lift the share price.

For example, Carl Icahn, a veteran activist investor who last year won a board seat for one of his nominees at gene-sequencing group Illumina in the first significant proxy battle to play out under the new rules, owned a stake of more than $400mn in a company then worth approximately $30bn.

By comparison, the SOC, through its investment group, owns just $16,000 worth of shares in Starbucks, a company whose market capitalisation tops $100bn.

“They have virtually no economic stake and yet they have this tool because of universal proxy, they don’t have to spend a ton of money on solicitation costs,” says the lawyer. “They can piggyback on the company’s proxy.”

In response to such criticisms, the SOC says that its economic interest is the almost two and a half million employees it represents, and the pension fund with which it is affiliated, who also hold stakes in Starbucks.

“It’s a very novel campaign,” says Tejal Patel, executive director of the SOC Investment Group. “While some may consider it to be a single issue, [the treatment of employees] is a really important issue for Starbucks. How this all impacts its brand is a serious issue the company is facing.”

There have been a handful of other single-issue campaigns in recent years — including Icahn’s bid to win a board seat at McDonald’s over the fast food giant’s treatment of pregnant pigs and an attempt by a former Warner Music executive to nominate herself to the board after alleging a culture of sexual harassment — but neither were successful.

The SOC more closely aligns its position with that of Engine No. 1 at Exxon, which three years ago won three board seats at the oil major in a stunning victory that shook Wall Street. The tiny hedge fund, with just a 0.02 per cent stake in the company, ran a highly orchestrated campaign by rallying large Exxon shareholders who also wanted it to take climate change seriously.

“Part of the similarity here is that there is in each campaign an ESG [environmental, social, governance] focus that some can identify but there is also a focus on significant risk to shareholder value,” says Bruce Goldfarb, founder of proxy solicitation firm Okapi Partners, which is working on behalf of the SOC. “That’s what makes these campaigns potentially successful.”

Still, much of the SOC’s success will depend on whether it can persuade other shareholders to support the narrative that poor relations with employees will damage Starbucks’ share price in the long run and that the solution requires labour representatives in the boardroom.

“The company has mishandled the labour issues for over two years . . . It has exposed them to a significant amount of regulatory and legal risk,” says Patel. “If we thought that a shareholder proposal would’ve been sufficient, or potentially removing directors was enough to invigorate oversight, we would’ve considered that. But the lack of oversight the board has exhibited on these issues warrants a change.”

Despite owning a minor stake in Starbucks, the SOC has injected heft into its campaign by enlisting the help of well-regarded advisers, including law firm Schulte Roth & Zabel and Okapi Partners — who have previously worked with well-known activists such as Paul Singer’s Elliott Management.

Starbucks spokesperson Jaime Riley says the company’s board “has the right members to navigate its current operating environment”. The company named three new board members earlier this month — after SOC announced its campaign.

She adds that Starbucks has nearly doubled employees’ pay since 2020 and that employee turnover is below pre-pandemic levels. In December, Starbucks published a report expressing a commitment to collective bargaining.

If there were any hope at Starbucks that the SOC would back down, that faded on January 12 when the labour group submitted its preliminary proxy statement, including the three nominees it was putting forward.

Maria Echaveste, a former adviser to Bill Clinton during his presidency, Joshua Gotbaum, previously an investment banker with civic experience, and lawyer Wilma Liebman, the former head of the National Labor Relations Board, will all appear on the white proxy card Starbucks sends to shareholders.

“Pursuant to [SEC] rules, Starbucks is required to show the SOC Group nominees on our white proxy card,” the company wrote in its own filing before urging shareholders not to vote for them.

There is only one other proxy battle with the potential to overshadow the SOC’s campaign against Starbucks.

Disney is having to fend off two activist investors who are collectively trying to replace five of the company’s board members.

The first challenge is more traditional. Trian Partners, the hedge fund co-founded by Peltz, who is no stranger to a proxy fight, is looking to get two board seats. The New York-based firm controls about $3bn worth of Disney shares, the majority of which belong to Peltz’s friend, the former chair of Marvel entertainment Isaac “Ike” Perlmutter, who was ousted from the media giant shortly after Bob Iger returned to the chief executive’s chair.

The second contest is coming from an unlikely source. Jason Aintabi, a member of a wealthy Canadian family, has acquired approximately $15mn worth of Disney shares through his investment firm Blackwells Capital and wants to win three board seats with the help of the SEC rule change.

Blackwells has set about attacking Trian; it has called on Peltz to end his “peacocking” as well as the “misguided and ego-driven campaign” at Disney. The firm has also clashed with Ancora, another investment firm with a tiny stake in Disney, which has publicly sided with Trian.

“This Disney situation is very interesting and demonstrates for us that universal proxy can create a lot of chaos,” says Jim Rossman, global head of shareholder advisory at Barclays.

Meanwhile, Disney has adopted a tactic as old as activist investing itself by bringing in a white knight in the shape of ValueAct — a so-called friendly activist.

The San Francisco hedge fund, which owns about $500mn worth of Disney shares, has come out in support of Iger’s plan to reinvigorate the flagging media giant.

The dispute may come to a head in very public fashion at Disney’s annual shareholder meeting this year.

“The worst nightmares are coming true for companies like Starbucks and Disney, says Rossman. “Labour leaders must be thinking about going after all the big consumer companies to make a splash. That’s one of the outcomes [of universal proxy voting] we advisers feared. The other one is that it turns the voting process into a free-for-all.”

A win for the SOC against Starbucks has the potential to dramatically alter the balance of employee-employer relationships in corporate America.

But several advisers cautioned that it would be too soon to say a victory would unleash a wave of similar campaigns, citing Engine No. 1’s success at Exxon.

“After Engine No. 1 there were predictions that floodgates would open and that didn’t happen,” says an adviser to activist hedge funds. “Every proxy fight is a bespoke situation and it really involves a valuation of the company, its performance, board composition and its prospects.”

Some labour groups are already considering it, according to people familiar with the SOC, and many speculate that the next company to face such a challenge could be Amazon, which fought hard against unionisation. But the fact that a boardroom challenge has even become a viable option is sign of how times have changed.

Brad Lander, New York City’s comptroller, says the city’s pension funds have not yet decided whether to vote for SOC’s nominees, but considers the campaign “an important next step in that process where shareholders have a path for making their voices heard in the boardroom”.

“Universal proxy wasn’t done for the narrow purpose of facilitating getting board members with more workforce management and labour experience on to boards,” Lander says. “But [the SOC challenge] is very much the kind of campaign that was envisioned when they did the work for proxy access.”